Exhibit 99.1

3520 Broadway, Kansas City, MO 64111	Contact: Kris Bradley, AVP,
For Immediate Release: January 30, 2013	Marketing Development and
Corporate Communications
816-753-7299, Ext. 8663

Kansas City Life Announces Retirement of

Director Bradford T. Nordholm

Kansas City, Mo. – Kansas City Life Insurance Company (the “Company”) announced today that Bradford T. Nordholm, a Director, has notified the Chairman of his intent to retire from the Board at the end of his current term. This means that Mr. Nordholm will not sit for reelection to the Board at the 2013 Annual Meeting of Stockholders, which is expected to be held April 18, 2013.

Mr. Nordholm first became associated with the Company as a founding director of its former banking subsidiary, Generations Bank. He was elected to the Board of Kansas City Life Insurance Company in April 2004, and has served as a member of its Audit Committee.

President, CEO and Chairman of the Board R. Philip Bixby expressed his gratitude to Mr. Nordholm for his service and stated: “Brad has been a valuable resource throughout his tenure with Kansas City Life, and we wish him every success in his future endeavors.”

Kansas City Life Insurance Company (NASDAQ:KCLI) was established in 1895 and is based in Kansas City, Missouri. The Company’s primary business is providing financial protection through the sale of life insurance and annuities. The Company’s revenues were $419.0 million in 2011, and assets and life insurance in force were $4.4 billion and $29.2 billion, respectively, as of December 31, 2011. The Company operates in 49 states and the District of Columbia. For more information, please visit www.kclife.com.

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